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                                                              EXHIBIT 1.A.(3)(d)


                              INDEMNITY AGREEMENT


         In consideration for the agreement of Merrill Lynch Life Agency, Inc. ("MLLA") to enter into the General Agent's Agreement (the "Agreement") with Merrill Lynch Life Insurance Company ("Merrill Lynch Life") and other good and valuable consideration, Merrill Lynch Life hereby agrees as follows:

                 Merrill Lynch Life will indemnify and hold harmless MLLA and all persons associated with MLLA as such term is defined in Section 3(a)(21) of the Securities Exchange Act of 1934 against all claims, losses, liabilities and expenses, to include reasonable attorneys' fees, arising on or after the date of this Indemnity Agreement out of the sale by MLLA of insurance products under the above referenced Agreement, provided that Merrill Lynch Life shall not be bound to indemnify or hold harmless MLLA or its associated persons for claims, losses, liabilities and expenses arising on or after the date of this Indemnity Agreement directly out of the willful misconduct or negligence of MLLA or its associated persons.

         This indemnification shall survive the termination of the Agreement for any claims arising thereunder for sales on or after the date of this Indemnity Agreement and prior to such termination.

                                      MERRILL LYNCH LIFE INSURANCE
                                      COMPANY


Dated:    1/27/92                 By: /s/ BARRY G. SKOLNICK
      ---------------                 ----------------------------
                                          Barry G. Skolnick



                                      MERRILL LYNCH LIFE AGENCY,
                                      INC.



Dated:    1/27/92                 By:  /s/ WILLIAM A. WILDE
      ---------------                 ----------------------------
                                           William A. Wilde